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                                                                 EXHIBIT 10.1
                                 July 10, 1996



Mr. Larry Montgomery
President & C.O.O.
Multimedia Games, Inc.
7335 South Lewis, Suite 204
Tulsa, OK  74136

Dear Mr. Montgomery:

Thank you for your letter of February 2, 1996, on behalf of Multimedia Games, Inc., requesting an advisory opinion on whether the "MegaMania System" is a Class II or Class III game under the Indian Gaming Regulatory Act (IGRA). Specifically, Multimedia Games, Inc. has requested the National Indian Gaming Commission (NIGC) to determine whether the game as presented below is consistent with the definition of "Bingo" as a form of Class II gaming. As you know, the game of bingo is defined in the IGRA. In addition, IGRA requires that all Class II gaming be conducted on Indian lands. 25 U.S.C. Section 2710
(b)(1). We have reviewed the materials submitted. For the reasons outlined below, we conclude that the MegaMania System is a Class II game.

MegaMania is generally understood to be a bingo game whereby not less than twelve players, situated in one or more of several Indian bingo halls, each of which have paper cards or Electronic Player Stations (EPS) which are electronically interconnected, may simultaneously play the same game of bingo. Using paper or an EPS, each player pays the same entry fee or price per bingo card played therein, and the players compete against one another for the same prizes. Individual features of this game will be addressed further during the course of this opinion.

As shown and described in the informational packet provided by Multimedia
Games, Inc., an EPS unit consists of a computer and a computer monitor. The player of MegaMania must purchase bingo cards to play the game. Cards are purchased from a clerk at the bingo hall. The clerk enters the amount paid by the player into the computer system and gives the player a PIN number to enter into the EPS. The player then sits in front of the EPS computer monitor. The monitor indicates when the bingo game will start, the amount of credit remaining, the game pattern to be played, and displays up to four bingo cards. The monitor also displays images of the three balls drawn and the corresponding numbers are automatically daubed on each card. The monitor will also indicate when the player has won a consolation prize, e.g. matching the first two or three balls drawn. The monitor also shows how many cards are in play and previous numbers that have been drawn. In
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addition, the monitor will indicate that a bingo has occurred, at what site the bingo has occurred, the serial number of the winning cards, and the amount won.

The IGRA, 25 U.S.C. Section  2703, defines Class II bingo games as follows:

         (7)(A)  The term "Class II gaming" means-

                 (i) The game of chance commonly known as bingo (whether or not electronic, computer, or other technological aides are used in connection therewith)-

                               (I)   Which is played for prizes, including
                 monetary prizes, with cards bearing numbers or other designations,

                              (II) In which the holder of the card covers such numbers or designations when objects, similarly numbered or designated, are drawn or electronically determined, and

                             (III) In which the game is won by the first person covering a previously designated arrangement of numbers or designations on such cards.

The IGRA defines Class III games as all forms of gaming that are not Class I gaming or Class II gaming. 25 U.S.C. Section 2703 (8).

Your company provided the NIGC with a packet of information which contains printed material and exhibits explaining the specific features and characteristics of the MegaMania System. As described in the literature provided, the MegaMania System enables Indian bingo halls to offer an enhancement to the chip-up or ante-up bingo game. The MegaMania System also allows customers to have the choice of playing on paper or using EPS's. Further, MegaMania allows the EPS to be used during regular bingo sessions, or immediately preceding or following the regular bingo session. MegaMania also uses the multi-hall linking technology of the MegaBingo System. MegaBingo was determined to be a Class II game by the NIGC on July 26, 1995.

The information you submitted describes the specific features of MegaMania. The system is set to require a minimum of 12 players before the EPS's can be utilized. Thus players play against each other and not a machine. In the legislative history of IGRA, the





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Senate Select Committee on Indian Affairs discussed the definition of Class II gaming:

         "The Committee intends that tribes be given the opportunity to take advantage of modern methods of conducting class II games and the language regarding technology is designed to provide maximum flexibility.

         In this regard, the Committee recognizes that tribes may wish to join with other tribes to coordinate their class II operations and thereby enhance the potential of increasing revenues. . . Simultaneous games participation between and among reservations can be made practical by use of computers and telecommunications technology as long as the use of such technology does not change the fundamental characteristics of the bingo or lotto games and as long as such games are otherwise operated in accordance with applicable Federal communications law. In other words, such technology would merely broaden the potential participation levels and is readily distinguishable from the use of electronic facsimiles in which a single participant plays a game with or against a machine rather than with or against other players."

Senate Report No. 100-446 at 9.

The integrated system of linking multiple halls enables the MegaMania to be played with no less than 48 card faces in play. This ensures that the winning of any low-tier prizes will be funded by the players in that low-tier game.
The system also ensures that all players in any of the halls located throughout the country will be playing for the same prizes based on numbers being drawn at one location. Thus each player simultaneously is playing the same game.

Utilization of the EPS does not transform the MegaMania system into a gambling device which would be prohibited pursuant to the Johnson Act. 25 U.S.C.
Section 1171(a). The EPS merely links participant players located at various Indian casinos into a bingo game played live at another location. While Johnson Act machines, e.g. slot machines, may be linked together to build large jackpot prizes, in MegaMania the bingo numbers or designations are selected at one location and are downloaded simultaneously to all participating EPS's. The EPS is merely a screen projecting the game that is conducted live at Creek Nation where actual bingo balls are being drawn. The EPS displays the numbers being drawn, marks the numbers matched, and records the amount of winnings received when a jackpot or consolidation prize is won. This does not change the fact that





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one bingo game is being played and does not alter the fundamental characteristics of that bingo game.

As noted by the NIGC in explaining 25 C.F.R. Section 502, regarding Electronic, Computer or Other Technologic Aid:

         "In the view of the Commission, Congress intended to classify as Class II gaming such technology that would enhance the playing of Class II theme games, but not technology that would constitute a gambling device under the Johnson Act. For example, the Commission recognizes as falling within the scope of Class II technology devices that would allow bingo players to keep track of cards, bingo blowers, or similar devices that may help in performing one function of bingo."

Definitions Under the Indian Gaming Regulatory Act; Rule, 57 Fed. Reg. 12,386
(1992).

Bingo card hinders, on which MegaMania and other bingo games are played, are designed specifically to ensure that all participating players are playing from the same numbers or designations that are downloaded simultaneously to all EPS's. Players can not play different numbers than are being played by others in the game. As stated before, MegaBingo has already been determined to be a Class II game by the NIGC.

The game plays to a jackpot or consolation winner every time, based on a pregame announced number of balls called. Although the game is fast, the players are playing toward a straight-line bingo and the requirement of covering the designated number or pattern is present. Additionally, the player at any EPS is only allowed to play four cards per game. If the player decides not to ante-up on a particular card, that card is irreclaimable for play for the remainder of that specific game. The prize is paid to the first person covering the announced numbers or patterns.

Bingo, defined as Class II gaming in 25 U.S.C. Section 2703 (7)(A)(i), also allows games which are "commonly known as bingo." MegaMania includes low-tier prizes which are awarded during the ascension to the high-tier straight bingo game. There are many examples of random number games being played in bingo (similar to the first 10, 5 or first number covered being a winner) which meet the definition of the IGRA and the NIGC regulations.

As exhibited in bingo manuals, catalogs, and handbooks which predate the IGRA, many games designate a winner of a pregame consolation if such player has the first designation of numbers





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called.  As explained in the Bingo King Idea Book, Copyright 1979,  while playing toward a regular predetermined pattern on the bingo card, the bingo manager may add the possibilities of pregame consolations for players "who get the first series of numbers covered on one card as a winner, and this pregame is for the players who cannot make a straight Bingo." See Bingo King Idea Book at 13.

Another example is taken from the Bingo Manager's Textbook, Copyright 1984. This textbook describes a method that bingo managers can add variety and excitement to a regular bingo game. One such game is described as "Odd or Even":

         "If the first ball pulled from the machine is an even number, then the caller tells the players to cover all numbers ending in even numbers. The players then go on to play for a 3-line Bingo or a coverall."

See Bingo Manager's Textbook at 88.

Further, the 1996 Bingo King, Inc. catalog indicates a single random number "Star" game which can be utilized by bingo halls in a variety of ways to enhance the game of bingo. See Bingo King, Inc. Catalog No. 991 at 13. There is also a description of a "Quick Shot" game which can potentially award a prize to the player who has no numbers on his card called during the regular bingo game. Id. at 21: Indisputably, these types of designations have been a part of the game of bingo well before the IGRA was enacted and continue to be utilized today. Therefore, the feature of the MegaMania system which awards the player $.25 if two of the three balls drawn matches any two numbers on a single card in play, or awards the player $2.50 if three of the balls drawn match any three numbers on a single card in play, conforms to these pregame prizes which are part of the game commonly known as bingo.

For the above mentioned reasons, we conclude that the MegaMania system conforms with the IGRA definition of "bingo." Therefore, MegaMania is a Class II game. Further, the EPS utilized to link players and bingo halls is a technologic aid as defined in25 C.F.R. Section 502. If you have any questions regarding this letter please feel free to contact our office.

                              Sincerely,



                              Harold A. Monteau
                              Chairman
                              National Indian Gaming Commission






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